Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

Declares a Regular Quarterly Cash Dividend of $0.175 per Share

New York, New York, February 25, 2020 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and twelve months ended December 31, 2019.

The following financial review discusses the results for the three and twelve months ended December 31, 2019 and December 31, 2018.

Fourth Quarter 2019 and Year-to-Date Highlights

•	Announced a regular quarterly cash dividend of $0.175 per share for the fourth quarter of 2019
o	Payable on or about March 16, 2020 to all shareholders of record as of March 6, 2020
•	Completed our exhaust gas cleaning systems (“scrubbers”) installation program for our 17 Capesize vessels
•	Recorded net income of $0.9 million for the fourth quarter of 2019
o	Basic and diluted earnings per share of $0.02
o	Adjusted net income of $3.0 million or basic and diluted earnings per share of $0.07, excluding $1.3 million in non-cash vessel impairment charges and a $0.8 million loss on sale of vessels
•	Recorded adjusted EBITDA of $27.9 million during Q4 2019[1]
•	In Q4 2019 and the year-to-date, we have completed the sale of our three oldest Handysize vessels, as well as one of our two remaining Panamaxes
o	Genco Challenger, 2003-built Handysize, delivered to buyers on October 10, 2019
o	Genco Champion, 2006-built Handysize, delivered to buyers on October 21, 2019
o	Genco Raptor, 2007-built Panamax, delivered to buyers on December 11, 2019
o	Genco Charger, 2005-built Handysize, delivered to buyers on February 24, 2020
o	We have also agreed to sell the Genco Thunder, 2007-built Panamax, which is expected to be delivered to buyers in Q1 2020

John C. Wobensmith, Chief Executive Officer, commented, “During 2019, we executed several key initiatives to further strengthen Genco’s drybulk platform, enhance the fleet’s earnings power and return capital to shareholders. Specifically, we implemented a regular quarterly cash dividend policy as a part of our broader capital allocation strategy, highlighting Genco’s solid balance sheet, strong liquidity position and compelling long-term prospects. Including a one-time special dividend, we have now declared total dividends of $0.675 per share over the past two quarters. Despite an unprecedented period of disruption at shipyards in the Far East, we are pleased to have completed our 17 Capesize vessel scrubber program on time, which is a testament to the hard work and dedication of our entire team. Importantly, we have complied with IMO 2020 regulations in a manner that significantly reduces sulfur emissions and improves air quality, while enabling Genco to capitalize on higher rates for scrubber-installed Capesize vessels. During the year, we also took steps to continue to optimize our asset base through the sale of older, less fuel-efficient vessels, creating a more modern and focused fleet that closely aligns with the strengths of our active commercial strategy.”

Mr. Wobensmith continued, “We are currently experiencing a short-term, seasonal decline in overall drybulk freight rates, which has been further impacted by the onset of the Covid-19 novel coronavirus. In anticipation of the seasonal freight rate pullback in the first quarter, we have fixed vessel revenues for a portion of the quarter, providing Genco with a degree of insulation from current market conditions. As the year progresses, we expect our strong liquidity position and industry leading balance sheet will continue to serve us well. With a sizeable, diverse fleet and leading drybulk platform, we believe we are well positioned to take advantage of an expected increase in demand for both major and minor bulk commodities once current market pressures subside, against a backdrop of low net fleet growth.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Completion of our Scrubber Installation Program

In January 2020, we completed our exhaust gas cleaning systems (“scrubbers”) program which consisted of installing scrubbers on Genco’s 17 Capesize vessels. This represents a key pillar of our previously announced comprehensive plan towards compliance with International Maritime Organization (“IMO”) regulations that limit sulfur emissions from vessels to 0.5% down from 3.5% on a global basis to improve air quality.

Specifically, given the timely nature of our scrubber retrofits on our Capesize vessels, we have been able to capture the differentials between compliant and high sulfur fuel so far in the early stages of compliance, significantly de-risking the initial investment. With no scheduled drydockings for our Capesize vessels for the balance of 2020, we plan to maximize utilization for these vessels while re-implementing our active chartering approach. As such, we strategically repositioned select Capesize vessels after the completion of their scrubber installations towards the Atlantic Basin during the end of 2019 and beginning of 2020 to better capture market fundamentals.

In addition to the installation of scrubbers on our 17 Capesize vessels, the balance of our fleet consisting of minor bulk vessels is consuming ultra-low sulfur compliant fuel.

Timing of Scrubber Installations (Number of Vessels)
Scrubbers Installed By:	Scrubbers Installed (Cumulative)	Capesize Fleet	Completion Rate
September 30, 2019	8	17	47%
December 31, 2019	16	17	94%
January 17, 2020	17	17	100%

With our entire Capesize fleet of 17 vessels entering the shipyard last year for scrubber fitting in addition to any scheduled special surveys and ballast water treatment system installations, 2019 represented a year of substantial capital expenditure for this core portion of our fleet. This also limited our commercial trading capabilities in the short-term. This resulted in our Capesize fleet trading in the Pacific basin, a region that saw rates trade at a discount to the Atlantic basin, notwithstanding our long-term commercial strategy that utilizes a more dynamic approach to vessel positioning to better capture market fundamentals. We view this as an investment in our Capesize fleet as we look to maximize Capesize utilization in 2020, since we will have no scheduled drydockings for these vessels, positioning Genco to capture market upside potential going forward.

In the early stages of compliance in Q1 2020 to date, we are experiencing the economic benefits of the differential between high sulfur fuel (“HSFO”) and very low sulfur fuel (“VLSFO”). According to Platts, the quoted fuel spread in the year-to-date is approximately $255 per ton which equates to an estimated TCE of $7,000 to $9,000 per day on a Capesize vessel depending on sailing days and daily fuel consumption. In an effort to increase TCEs over the longer term, from time-to-time we ballast select vessels from the Pacific to the Atlantic.

Based on current fixtures to date, we estimate the following to be our TCE to date for the first quarter of 2020.

•	Capesize: $17,080 for 78% of the owned available Q1 2020 days
•	Ultramax and Supramax: $8,654 for 81% of the owned available Q1 2020 days
•	Handysize: $6,796 for 75% of the owned available Q1 2020 days
•	Fleet average: $10,938 for 79% of the owned available Q1 2020 days

Regular Quarterly Cash Dividend Policy

For the fourth quarter of 2019, Genco declared a regular quarterly cash dividend of $0.175 per share, utilizing its industry leading balance sheet to return cash to shareholders. This dividend is payable on or about March 16, 2020, to all shareholders of record as of March 6, 2020.

Management and the Board of Directors took into account several considerations with regard to the declaration of a quarterly dividend. These include Genco’s solid balance sheet and strong liquidity position as well as positive long-term drybulk market fundamentals. Following the payment of the fourth quarter dividend, Genco expects to continue to have one of the lowest net leverage positions among its peer group.

Dividends going forward remain subject to approval of our Board of Directors each quarter after its review of our financial performance and will depend upon various factors, including limitations under our credit agreements and applicable provisions of Marshall Islands law.

For U.S. federal income tax purposes, we currently estimate that the recently declared quarterly dividend will first be treated as a nontaxable return of capital to stockholders to the extent of their basis in our common stock and then as capital gain, although the tax treatment of the dividends will be based in part on our earnings and profits for the year ending December 31, 2019, which will not be determined until after the end of this year. For further details, please refer to our current report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 11, 2019.

Financial Review: 2019 Fourth Quarter

The Company recorded net income for the fourth quarter of 2019 of $0.9 million, or $0.02 basic and diluted net earnings per share. Comparatively, for the three months ended December 31, 2018, the Company recorded net income of $18.3 million, or $0.44 basic and diluted net earnings per share.

The Company’s revenues decreased to $108.7 million for the three months ended December 31, 2019, as compared to the $112.2 million recorded for the three months ended December 31, 2018. The decrease in revenues was primarily due to the effect of trading our Capesize vessels primarily in the Pacific basin and offhire related to scrubber installations, ballast water treatment system installations and special surveys as noted above.  The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $12,619 per day for the three months ended December 31, 2019 as compared to $13,237 per day for the three months ended December 31, 2018. In the second half of 2019, the drybulk market improved significantly, reaching multi-year highs in the process. Specifically, the Baltic Capesize Index was supported by record steel production in China and increased Brazilian iron ore shipments under a backdrop of constrained vessel capacity due to the global fleet’s preparation ahead of IMO 2020. Subsequently, during the first quarter of 2020, the market has come under significant pressure due to seasonal factors including increased newbuilding deliveries, the timing of the Lunar New Year in China and weather-related cargo disruptions primarily in Brazil and Australia. These seasonal factors have been accentuated by the onset of the Covid-19 novel coronavirus. The coronavirus has impacted industrial activity with temporary closures of factories and other facilities leading to lower demand for some of the cargoes we carry, including iron ore and coal. The duration and impact of the coronavirus epidemic will depend on future developments, which are uncertain and cannot be predicted, including the severity of the coronavirus and actions to contain the coronavirus or treat its impact.

Total operating expenses were $101.1 million for the three months ended December 31, 2019 compared to $86.2 million for the three months ended December 31, 2018. During the three months ended December 31, 2019, the company recorded $1.3 million in non-cash impairment charges as well as a $0.8 million loss on sale of vessels. During the three months ended December 31, 2018, a $2.0 million gain on sale of vessels was recorded. Voyage expenses rose to $45.3 million for the three months ended December 31, 2019 versus $36.3 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses decreased to $23.9 million for the three months ended December 31, 2019, from $24.8 million for the three months ended December 31, 2018 primarily due to fewer owned vessels, partially offset by higher drydocking related expenses. General and administrative expenses decreased to $6.3 million for the fourth quarter of 2019 compared to $6.4 million for the fourth quarter of 2018. Depreciation and amortization expenses decreased to $18.3 million for the three months ended December 31, 2019 from $18.4 million for the three months ended December 31, 2018, primarily due to a decrease in depreciation expense for the five vessels that were impaired during 2019. Depreciation expenses also increased for vessels that completed their drydocking and installations for ballast water treatment systems and scrubbers.

Daily vessel operating expenses, or DVOE, amounted to $4,640 per vessel per day for the fourth quarter of 2019 compared to $4,336 per vessel per day for the fourth quarter of 2018. The increase in DVOE was predominantly due to higher drydocking related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for 2020 is $4,590.

Apostolos Zafolias, Chief Financial Officer, commented, “We ended 2019 by returning to profitability during the fourth quarter.  Our success generating adjusted EBITDA of $27.9 million has further solidified our industry leading balance sheet. With the busiest drydocking year in Company history behind us and our Capesize fleet fully scrubber-fitted, we plan to maximize fleet-wide utilization and our earnings potential. We are pleased to have closed the year with over $160 million of cash, highlighting Genco's balance sheet strength. This was achieved during a year that marked the highest capex period in our history and a return of $0.50 per share in dividends.”

Financial Review: Twelve Months 2019

The Company recorded a net loss of $56.0 million or $1.34 basic and diluted net loss per share for the twelve months ended December 31, 2019. This compares to a net loss of $32.9 million or $0.86 basic and diluted net loss per share for the twelve months ended December 31, 2018. Net loss for the twelve months ended December 31, 2019 includes $27.4 million in non-cash vessel impairment charges, a $0.2 million non-cash impairment of the operating lease right-of-use asset, as well as a loss on sale of vessels totaling $0.2 million. Net loss for the twelve months ended December 31, 2018, includes non-cash vessel impairment charges of $56.6 million, a $3.5 million gain on sale of vessels as well as a loss on debt extinguishment in the amount of $4.5 million. Revenues increased to $389.5 million for the twelve months ended December 31, 2019 compared to $367.5 million for the twelve months ended December 31, 2018 primarily due to increased employment of vessels on spot market voyage charters, partially offset by the effect of trading our Capesize vessels primarily in the Pacific basin and offhire related to scrubber installations, ballast water treatment system installations and special surveys as noted above during the fourth quarter of 2019. Voyage expenses increased to $173.0 million for the twelve months ended December 31, 2019 from $114.9 million for the same period in 2018.  This was primarily due to the increase of employment of vessels on spot market voyage charters during 2019 as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. TCE rates obtained by the Company decreased to $10,182 per day for the twelve months ended December 31, 2019 from $11,364 per day for the twelve months ended December 31, 2018, due to lower rates achieved by the majority of the vessels in our fleet. Total operating expenses for the twelve months ended December 31, 2019 and 2018 were $417.9 million and $367.0 million, respectively. Total operating expenses include $27.4 million in non-cash vessel impairment charges, as well as a loss on sale of vessels of $0.2 million for the twelve months ending December 31, 2019. For the twelve months ended December 31, 2018, total operating expenses include non-cash vessel impairment charges of $56.6 million relating to the revaluation of certain vessels that comprise our fleet renewal plan to their respective fair values as well as a gain on the sale of vessels of $3.5 million. General and administrative expenses for the twelve months ended December 31, 2019 increased to $24.5 million as compared to the $23.1 million in the same period of 2018, due to an increase in compensation related expenses. DVOE was $4,576 versus $4,379 in 2018. The increase in DVOE was predominantly due to higher drydocking related expenses and lubricant expenses. EBITDA for the twelve months ended December 31, 2019 amounted to $44.7 million compared to $65.3 million during the prior period. During the twelve months of 2019 and 2018, EBITDA included non-cash impairment charges, an operating lease right-of-use asset non-cash impairment, gains and losses on sale of vessels, and loss on debt extinguishment as mentioned above. Excluding these items, our adjusted EBITDA would have amounted to $72.5 million and $122.9 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the year ended December 31, 2019 was $59.5 million as compared to $65.9 million for the year ended December 31, 2018.  Included in the net loss during the year ended December 31, 2019 were $27.4 million of non-cash impairment charges, $0.2 million net loss arising from the sale of four vessels, $1.2 million of non-cash lease expense and a loss of $0.2 million related to the non-cash impairment of our right-of-use operating lease asset.  Included in the net loss during the year ended December 31, 2018 were $56.6 million of non-cash impairment charges, as well as a $4.5 million loss on the extinguishment of debt, a $5.3 million payment on the $400 Million Credit Facility and gains totaling $3.5 million arising from the sale of seven vessels.  Depreciation and amortization expense for the year ended December 31, 2019 increased by $3.8 million primarily due to depreciation expense for the six vessels delivered during the third quarter of 2018, partially offset by a decrease in depreciation expense for the eleven vessels that were sold during the second half of 2018 and 2019.  Additionally, there was an $18.7 million increase in the fluctuation in due from charterers due to the timing of payments received from charterers and a $5.8 million increase in the fluctuation in prepaid expenses and other current assets due to the timing of payments.  There was also a $16.6 million increase in the fluctuation in inventories primarily associated with vessels on spot market voyage charters.  Lastly, there was a $10.6 million increase in the fluctuation of accounts payable and accrued expenses due to the timing of payments made.  These increases were partially offset by a

$12.4 million increase in deferred drydocking costs as there were more vessels that completed drydocking during 2019 as compared to 2018.

Net cash used in investing activities was $22.8 million and $195.4 million during the years ended December 31, 2019 and 2018, respectively.  Net cash used in investing activities during the year ended December 31, 2019 consisted primarily of $31.8 million purchase of scrubbers for our vessels, $14.0 million purchase of vessels related primarily to ballast water treatment systems and $4.7 million for the purchase of other fixed assets due to the purchase of vessel equipment.  These cash outflows during the year ended December 31, 2019 were partially offset by $27.0 million of proceeds from the sale of four vessels during 2019. Net cash used in investing activities during 2018 consisted primarily of $241.9 million purchase of vessels related primarily to the six vessels that delivered to us during the third quarter of 2018.  This cash outflow during 2018 was partially offset by $44.3 million proceeds from the sale of seven vessels during the second half of 2018 and $3.6 million of proceeds received for hull and machinery claims related primarily to the receipt of the remaining insurance settlement for the main engine repair claim for the Genco Tiger.

Net cash used in financing activities during the year ended December 31, 2019 was $77.2 million as compared to net cash provided by financing activities of $127.3 million during the year ended December 31, 2018.  Net cash used in financing activities of $77.2 million for the year ended December 31, 2019 consisted primarily of the following:  $70.8 million repayment of debt under the $495 Million Credit Facility; $20.9 million of dividends paid; $6.3 million repayment of debt under the $108 Million Credit Facility; $0.6 million payment of deferred financing costs; and $0.1 million payment of common stock issuance costs.  These cash outflows were partially offset by total drawdowns of $21.5 million under the $495 Million Credit Facility during the year ended December 31, 2019.  Net cash provided by financing activities of $127.3 million during 2018 consisted primarily of the $460.0 million drawdown on the $495 Million Credit Facility, the $108.0 million drawdown on the $108 Million Credit Facility and the net proceeds from the issuance of common stock on June 19, 2018 of $109.8 million partially offset by the following:  $399.6 million repayment of debt under the $400 Million Credit Facility; $93.9 million repayment of debt under the $98 Million Credit Facility; $25.5 million repayment of debt under the 2014 Term Loan Facilities; $15.0 million repayment of debt under the $495 Million Credit Facility; $11.8 million payment of deferred financing costs; $3.0 million payment of debt extinguishment costs and $1.6 million repayment of debt under the $108 Million Credit Facility.  On June 5, 2018, the $495 Million Credit Facility refinanced the following three existing credit facilities with its original $460 million tranche; the $400 Million Credit Facility, the $98 Million Credit Facility and the 2014 Term Loan Facilities.  Additionally, on February 28, 2019, the $495 Million Credit Facility was amended to add a tranche of $35 million for the purchase of scrubbers in addition to the original $460 million tranche used for the refinancing on June 5, 2018.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of February 25, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, one Panamax, six Ultramax, 20 Supramax and 10 Handysize vessels with an aggregate capacity of approximately 4,914,000 dwt and an average age of 9.7 years.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Through December 31, 2019, we have paid $31.8 million in cash installments towards our scrubber program and have drawn down $21.5 million under the scrubber tranche under our $495 Million Credit Facility. While we completed 16 scrubber retrofits before year-end, due to the timing of cash flows, we have approximately $9.5 million relating to our scrubber program currently recorded in accounts payable as of December 31, 2019, which we plan to pay in 2020, as well as any residual costs incurred during the first quarter of 2020. We also plan to draw down the remaining capacity under our scrubber facility of approximately $11 million to fund these remaining cash outflows.

2019 marked our busiest year of drydocking in the history of the Company. We had 30 vessels enter the shipyard for scrubber installations, ballast water treatment system installations, scheduled special surveys and other repairs. Of these vessels, 29 vessels completed their respective drydockings in 2019. One vessel began its drydocking during the fourth quarter and did not complete until the first quarter of 2020. In addition to this vessel, we estimate that 16 additional vessels will be drydocked during the 2020.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, scrubber costs and scheduled off-hire days for our fleet for 2020 to be:

	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Estimated Drydock Costs (1)	$4.3 million	$6.2 million	$1.4 million	-
Estimated BWTS Costs (2)	$1.2 million	$2.9 million	$0.4 million	-
Estimated Offhire Days (3)	136	170	40	-

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

 (3) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Fleet Update

We continue to divest our older, less efficient tonnage as part of our efforts to modernize our fleet and create a more focused asset base while reducing our carbon footprint. In the fourth quarter of 2019, we completed the sales of two Handysize vessels and one Panamax vessel. Specifically, we sold the Genco Challenger, a 2003-built Handysize vessel, on October 10, 2019, the Genco Champion, a 2006-built Handysize vessel, on October 21, 2019, for gross prices of $5.3 million and $6.6 million, respectively. Following these two sales, we paid down associated debt of $6.9 million in aggregate.

Also in Q4 2019, we delivered the Genco Raptor, a 2007-built Panamax vessel, to buyers on December 11, 2019 at a gross price of $10.2 million. Furthermore, in the first quarter of 2020, we sold the Genco Charger, a 2005-built Handysize, on February 24, 2020 for a gross price of $5.2 million.

We have also agreed to sell the Genco Thunder, a 2007-built Panamax which we expect to deliver to buyers in Q1 2020. Following the completion of this sale, the Company will have fully exited the Panamax sector as we continue to execute our barbell approach to fleet composition and create a more focused fleet.

The Company has determined to expand its previously announced fleet optimization and renewal plan aimed at modernizing its fleet.  In addition to the fifteen original vessels designated to be sold under this plan, the Company has determined to pursue the sale of ten Handysize vessels that were not already part of the plan and are viewed as non-core vessels within our fleet. This is consistent with our focus on implementing our barbell approach towards fleet composition primarily weighted towards Capesize and Ultramax/Supramax vessels. Given this decision, as the estimated future undiscounted cash flows for each of these vessels did not exceed their net book values, we will be adjusting the values of these vessels to their respective fair market values during the first quarter of 2020.  We therefore anticipate a non-cash impairment charge in the range of $79 million to $85 million in the first quarter of 2020, in addition to any potential impairments that may occur as part of our on-going vessel impairment testing. If and when we sell each of these vessels, we will determine how to deploy the net proceeds, which may include repayment of debt, the purchase of modern, high specification vessels that complement our commercial strategy and management’s view of drybulk supply and demand fundamentals, and dividends and share repurchases.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2019	Twelve Months Ended December 31, 2018
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$108,705	$112,185	$389,496	$367,522
Total revenues	108,705	112,185	389,496	367,522

Operating expenses:
Voyage expenses	45,254	36,305	173,043	114,855
Vessel operating expenses	23,949	24,785	96,209	97,427
Charter hire expenses	3,436	302	16,179	1,534
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million, $0.5 million, $2.1 million and $2.2 million, respectively)	6,263	6,380	24,516	23,141
Technical management fees	1,857	2,075	7,567	8,000
Depreciation and amortization	18,292	18,370	72,824	68,976
Impairment of vessel assets	1,315	-	27,393	56,586
Loss (gain) on sale of vessels	779	(2,004)	168	(3,513)
Total operating expenses	101,145	86,213	417,899	367,006

Operating income (loss)	7,560	25,972	(28,403)	516

Other (expense) income:
Other (expense) income	(22)	95	501	367
Interest income	803	1,058	4,095	3,801
Interest expense	(7,459)	(8,842)	(31,955)	(33,091)
Impairment of right-of-use asset	-	-	(223)	-
Loss on debt extinguishment	-	-	-	(4,533)
Other expense	(6,678)	(7,689)	(27,582)	(33,456)

Net income (loss)	$882	$18,283	$(55,985)	$(32,940)

Net earnings (loss) per share - basic	$0.02	$0.44	$(1.34)	$(0.86)

Net earnings (loss) per share - diluted	$0.02	$0.44	$(1.34)	$(0.86)

Weighted average common shares outstanding - basic	41,832,942	41,704,296	41,762,893	38,382,599

Weighted average common shares outstanding - diluted	41,989,553	41,792,956	41,762,893	38,382,599

	December 31, 2019	December 31, 2018
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$155,889	$197,499
Restricted cash	6,045	4,947
Due from charterers, net	13,701	22,306
Prepaid expenses and other current assets	10,049	10,449
Inventories	27,208	29,548
Vessels held for sale	10,303	5,702
Total current assets	223,195	270,451

Noncurrent assets:
Vessels, net of accumulated depreciation of $288,373 and $244,529, respectively	1,273,861	1,344,870
Deferred drydock, net	17,304	9,544
Fixed assets, net	5,976	2,290
Operating lease right-of-use assets	8,241	-
Restricted cash	315	315
Total noncurrent assets	1,305,697	1,357,019

Total assets	$1,528,892	$1,627,470

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$49,604	$29,143
Current portion of long-term debt	69,747	66,320
Deferred revenue	6,627	6,404
Current operating lease liabilities	1,677	-
Total current liabilities	127,655	101,867

Noncurrent liabilities
Long-term operating lease liabilities	9,826	-
Deferred rent	-	3,468
Long-term debt, net of deferred financing costs of $13,094 and $16,272, respectively	412,983	468,828
Total noncurrent liabilities	422,809	472,296

Total liabilities	550,464	574,163

Commitments and contingencies

Equity:
Common stock	417	416
Additional paid-in capital	1,721,268	1,740,163
Retained deficit	(743,257)	(687,272)
Total equity	978,428	1,053,307
Total liabilities and equity	$1,528,892	$1,627,470

	Twelve Months Ended December 31, 2019	Twelve Months Ended December 31, 2018
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(55,985)	$(32,940)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	72,824	68,976
Amortization of deferred financing costs	3,788	3,035
Payment of PIK interest	-	(5,341)
Noncash operating lease expense	1,246	-
Amortization of nonvested stock compensation expense	2,057	2,231
Impairment of right-of-use asset	223	-
Impairment of vessel assets	27,393	56,586
Loss (gain) on sale of vessels	168	(3,513)
Loss on debt extinguishment	-	4,533
Insurance proceeds for protection and indemnity claims	494	303
Insurance proceeds for loss of hire claims	-	58
Change in assets and liabilities:
Decrease (increase) in due from charterers	8,605	(10,099)
Increase in prepaid expenses and other current assets	(789)	(6,626)
Decrease (increase) in inventories	2,340	(14,215)
Decrease in other noncurrent assets	-	514
Increase in accounts payable and accrued expenses	13,172	2,571
Increase in deferred revenue	223	1,190
Decrease in operating lease liabilities	(1,592)	-
Increase in deferred rent	-	880
Deferred drydock costs incurred	(14,641)	(2,236)
Net cash provided by operating activities	59,526	65,907

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(13,960)	(241,872)
Purchase of scrubbers (capitalized in Vessels)	(31,750)	-
Purchase of other fixed assets	(4,714)	(1,462)
Net proceeds from sale of vessels	26,963	44,330
Insurance proceeds for hull and machinery claims	612	3,629
Net cash used in investing activities	(22,849)	(195,375)

Cash flows from financing activities
Proceeds from the $108 Million Credit Facility	-	108,000
Repayments on the $108 Million Credit Facility	(6,320)	(1,580)
Proceeds from the $495 Million Credit Facility	21,500	460,000
Repayments on the $495 Million Credit Facility	(70,776)	(15,000)
Repayments on the $400 Million Credit Facility	-	(399,600)
Repayments on the $98 Million Credit Facility	-	(93,939)
Repayments on the 2014 Term Loan Facilities	-	(25,544)
Payment of debt extinguishment costs	-	(2,962)
Proceeds from issuance of common stock	-	110,249
Payment of common stock issuance costs	(105)	(496)
Cash dividends paid	(20,877)	-
Payment of deferred financing costs	(611)	(11,845)
Net cash (used in) provided by financing activities	(77,189)	127,283

Net decrease in cash, cash equivalents and restricted cash	(40,512)	(2,185)

Cash, cash equivalents and restricted cash at beginning of period	202,761	204,946
Cash, cash equivalents and restricted cash at end of period	$162,249	$202,761

		Three Months Ended December 31, 2019
Adjusted Net Income Reconciliation		(unaudited)
Net income		$882
+	Impairment of vessel assets	1,315
+	Loss on sale of vessels	779
	Adjusted net income	$2,976

	Adjusted net income per share - basic	$0.07
	Adjusted net income per share - diluted	$0.07

	Weighted average common shares outstanding - basic	41,832,942
	Weighted average common shares outstanding - diluted	41,989,553

	Weighted average common shares outstanding - basic as per financial statements	41,832,942
	Dilutive effect of stock options	52,252
	Dilutive effect of restricted stock awards	104,359
	Weighted average common shares outstanding - diluted as adjusted	41,989,553

		Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2019	Twelve Months Ended December 31, 2018
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net income (loss)		$882	$18,283	$(55,985)	$(32,940)
+	Net interest expense	6,656	7,784	27,860	29,290
+	Depreciation and amortization	18,292	18,370	72,824	68,976
	EBITDA(1)	$25,830	$44,437	$44,699	$65,326

+	Impairment of vessel assets	1,315	-	27,393	56,586
+	Impairment of right-of-use asset	-	-	223	-
+	Loss (gain) on sale of vessels	779	(2,004)	168	(3,513)
+	Loss on debt extinguishment	-	-	-	4,533
	Adjusted EBITDA	$27,924	$42,433	$72,483	$122,932

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	55	59	55	59
Average number of vessels (2)	56.1	62.1	57.6	61.0
Total ownership days for fleet (3)	5,161	5,716	21,023	22,249
Total chartered-in days (4)	255	19	1,326	132
Total available days for fleet (5)	5,011	5,728	20,995	22,231
Total available days for owned fleet (6)	4,756	5,710	19,669	22,099
Total operating days for fleet (7)	4,864	5,661	20,589	21,975
Fleet utilization (8)	96.4%	98.7%	97.5%	98.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$12,619	$13,237	$10,182	$11,364
Daily vessel operating expenses per vessel (10)	4,640	4,336	4,576	4,379

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,564.0	6,205.0	5,251.5
Panamax	163.4	439.5	736.6	2,022.7
Ultramax	552.0	552.0	2,190.0	1,731.2
Supramax	1,840.0	1,855.4	7,300.0	7,588.4
Handymax	-	65.4	-	338.4
Handysize	1,041.9	1,239.2	4,590.9	5,316.4
Total	5,161.3	5,715.6	21,022.5	22,248.6

Chartered-in days
Capesize	44.4	-	227.3	-
Panamax	-	-	-	-
Ultramax	32.2	-	128.5	-
Supramax	129.4	-	658.7	49.4
Handymax	-	0.3	17.4	37.3
Handysize	49.1	18.2	293.9	45.8
Total	255.1	18.6	1,325.8	132.5

Available days (owned & chartered-in fleet)
Capesize	1,315.0	1,563.7	5,573.9	5,171.7
Panamax	159.1	439.5	732.0	2,021.7
Ultramax	584.2	552.0	2,299.3	1,724.0
Supramax	1,861.9	1,850.2	7,547.4	7,624.4
Handymax	-	65.8	17.4	365.7
Handysize	1,091.1	1,256.9	4,824.9	5,323.8
Total	5,011.3	5,728.1	20,994.9	22,231.3

Available days (owned fleet)
Capesize	1,270.6	1,563.7	5,346.6	5,171.7
Panamax	159.1	439.5	732.0	2,021.7
Ultramax	552.0	552.0	2,170.8	1,724.0
Supramax	1,732.5	1,850.2	6,888.7	7,575.0
Handymax	-	65.4	-	328.4
Handysize	1,042.0	1,238.7	4,531.0	5,278.0
Total	4,756.1	5,709.5	19,669.1	22,098.8

Operating days
Capesize	1,308.4	1,563.5	5,525.4	5,169.5
Panamax	132.1	420.9	697.0	1,970.9
Ultramax	568.8	549.6	2,240.1	1,700.4
Supramax	1,810.9	1,823.8	7,413.2	7,528.4
Handymax	-	61.0	17.4	351.8
Handysize	1,043.4	1,242.5	4,695.8	5,253.8
Total	4,863.6	5,661.3	20,588.9	21,974.7

Fleet utilization
Capesize	99.1%	100.0%	98.4%	99.4%
Panamax	80.8%	95.8%	94.6%	97.4%
Ultramax	97.4%	99.6%	97.4%	98.2%
Supramax	96.0%	98.3%	97.3%	98.6%
Handymax	-	92.7%	100.0%	93.6%
Handysize	95.6%	98.8%	97.3%	98.4%
Fleet average	96.4%	98.7%	97.5%	98.5%

Average Daily Results:
Time Charter Equivalent
Capesize	$18,415	$17,052	$13,181	$15,422
Panamax	8,458	10,134	10,397	9,648
Ultramax	13,037	11,452	10,994	10,420
Supramax	9,983	12,977	8,939	10,816
Handymax	-	16,313	-	12,031
Handysize	10,396	10,545	8,157	9,099
Fleet average	12,619	13,237	10,182	11,364

Daily vessel operating expenses
Capesize	$5,108	$4,868	$5,076	$4,855
Panamax	4,913	4,094	4,621	4,137
Ultramax	4,775	4,557	4,665	4,531
Supramax	4,616	4,195	4,474	4,303
Handymax	-	3,745	-	4,767
Handysize	3,865	3,896	4,016	4,035
Fleet average	4,640	4,336	4,576	4,379

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the fourth quarter of 2019 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the fourth quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2019	Twelve Months Ended December 31, 2018
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$108,705	$112,185	$389,496	$367,522
Voyage expenses (in thousands)	45,254	36,305	173,043	114,855
Charter hire expenses (in thousands)	3,436	302	16,179	1,534
	60,015	75,578	200,274	251,133

Total available days for owned fleet	4,756	5,710	19,669	22,099
Total TCE rate	$12,619	$13,237	$10,182	$11,364

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of February 25, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, one Panamax, six Ultramax, 20 Supramax and 10 Handysize vessels with an aggregate capacity of approximately 4,914,000 dwt and an average age of 9.7 years.

The following table reflects Genco’s fleet list as of February 25, 2020:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Jaguar	53,474	2009
16	Baltic Leopard	53,447	2009
17	Baltic Cougar	53,432	2009
18	Genco Loire	53,430	2009
19	Genco Lorraine	53,417	2009
20	Baltic Panther	53,351	2009
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Wednesday, February 26, 2020 at 8:30 a.m. Eastern Time to discuss its 2019 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 777-6978 or (800) 367-2403 and enter passcode 7774363. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 7774363. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

   "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) the completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; (xix) our ability to realize the economic benefits or recover the cost of the scrubbers we have installed; (xx) worldwide compliance with IMO 2020 regulations; (xxi) our financial results the year ending December 31, 2019 and other factors relating to determination of the tax treatment of dividends we have declared; (xxii) the duration and impact of the Covid-19 novel coronavirus epidemic; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550